Exhibit 99.1
Media contact: Ben Kiser, 402.458.3024
Investor contact: Phil Morgan, 402.458.3038
Nelnet Reports Year-End and Fourth Quarter 2008 Results; Strong Fee-based Revenue and Improved Liquidity
LINCOLN, Neb., March 2, 2009 — Nelnet, Inc. (NYSE: NNI) today reported GAAP net income for the fourth quarter of 2008 of $31.0 million, or $0.63 per share, compared with $19.0 million, or $0.39 per share, for the fourth quarter of 2007. Base net income excluding discontinued operations and restructuring, impairment, and certain liquidity related charges for the fourth quarter of 2008 was $15.8 million, or $0.32 per share, compared with $16.6 million, or $0.34 per share, in the fourth quarter of 2007.
GAAP net income for 2008 was $28.7 million, or $0.58 per share, compared with $32.9 million, or $0.66 per share, for 2007. Base net income excluding discontinued operations and legislative, restructuring, impairment, and certain liquidity related charges for 2008 was $81.1 million, or $1.65 per share, compared with $85.3 million, or $1.72 per share, for 2007.
Throughout the year, Nelnet significantly improved its liquidity position by reducing the amount of student loans in its federal student loan warehouse facility from $6.6 billion at December 31, 2007, to $1.4 billion at December 31, 2008.
The company reduced the amount of student loans in this facility by issuing asset-backed securitizations and selling loans. During 2008, the company incurred charges from losses on the sale of loans of $51.4 million, of which $4.0 million were incurred in the fourth quarter. In addition, the company incurred $13.5 million of expenses in the fourth quarter of 2008 related to liquidity contingency planning.
“We are pleased with our 2008 results,” said Mike Dunlap, Chairman and Chief Executive Officer of Nelnet. “In one of the most challenging financial environments, we were profitable and improved our financial position. Specifically, our fee-based businesses performed well and have considerable operating margins and growth opportunities.”
Last week, the President announced his budget proposal, which includes a request that the federal government originate all education loans through the Direct Lending program and use private corporations only for the servicing of the loans. “While we disagree with this recommendation, the proposal is only the beginning of a budget process that will give us the opportunity to work with Congress to shape the future of the federal student loan programs,” said Dunlap. “We believe Congress will see the value of a student loan program that maintains the benefits of choice and competition and does not contribute significantly to the national debt.”

Fee-based Businesses
Total revenue from fee-based businesses for the quarter and year ended December 31, 2008 was $68.7 million and $288.0 million, respectively. In recent years, the company has expanded its products and services generated from businesses that are not dependent on the federal student loan program, including the company’s enrollment services, tuition payment plan, and campus commerce businesses, in order to reduce legislative risk. In 2008, revenue from these businesses increased $25.0 million, or 20 percent, compared with the same period in 2007.
Margin Analysis
For the fourth quarter of 2008, Nelnet reported net interest income of $38.5 million, compared with $44.3 million for the fourth quarter of 2007. Net interest income for 2008 was $187.9 million compared with $244.6 million for 2007.
The company reported core student loan spread of 0.90 percent for the fourth quarter of 2008 compared with 0.93 percent in the same period of 2007 and 1.02 percent for the third quarter of 2008.
Operating Expenses
Operating expenses were $110.2 million in the fourth quarter of 2008 down from $120.3 million for the same period a year ago. For 2008, operating expenses decreased $95.0 million, or 18 percent, year over year to $440.6 million. Excluding restructuring, impairment, and liquidity related charges, operating expenses decreased $74.7 million, or 16 percent, year over year.
Student Loan Assets
At December 31, 2008, net student loan assets were $25.4 billion. Approximately 90 percent of these student loans are financed to term at rates that the company believes will generate cash flow in excess of $1.4 billion.
In addition, Nelnet has liquidity for new loan originations through the Department of Education’s loan participation and put programs, which will allow Nelnet to make loans to all eligible students through the 2009-2010 academic year.
Non-GAAP Performance Measures
A description of base net income and a reconciliation of GAAP net income to base net income can be found in supplemental financial information to this earnings release online at www.nelnetinvestors.com/releases.cfm?reltype=Financial.

Nelnet will host a conference call to discuss this earnings release at 3:00 p.m. (Eastern) on March 3, 2009. To access the call live, participants in the United States and Canada should dial 877.795.3610, and international callers should dial 719.325.4799 at least 15 minutes prior to the call. A live audio Webcast of the call will also be available at www.nelnetinvestors.com under the Events & Webcasts menu. A replay of the conference call will be available through March 13, 2009. To access the replay via telephone within the United States and Canada, callers should dial 888.203.1112. International callers should dial 719.457.0820. All callers accessing the replay will need to use the confirmation code 6429634. A replay of the audio Webcast will also be available at www.nelnetinvestors.com.
This press release contains forward-looking statements and information that are based on management’s current expectations as of the date of this document. Statements that are not historical facts, including statements about the Company’s expectations and statements that assume or are dependent upon future events, are forward-looking statements. These forward-looking statements are subject to risks, uncertainties, assumptions, and other factors that may cause the actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, changes in the terms of student loans and the educational credit marketplace arising from the implementation of, or changes in, applicable laws and regulations, which may reduce the volume, average term, special allowance payments, and yields on student loans under the Federal Family Education Loan Program (the “FFEL Program” or “FFELP”) of the U.S. Department of Education (the “Department”) or result in loans being originated or refinanced under non-FFEL programs or may affect the terms upon which banks and others agree to sell FFELP loans to the Company. The Company could also be affected by changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students, and their families; the Company’s ability to maintain its credit facilities or obtain new facilities; the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under these facilities; changes to the terms and conditions of the liquidity programs offered by the Department; changes in the general interest rate environment and in the securitization markets for education loans, which may increase the costs or limit the availability of financings necessary to initiate, purchase, or carry education loans; losses from loan defaults; changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads; incorrect estimates or assumptions by management in connection with the preparation of the consolidated financial statements; and changes in general economic conditions. Additionally, financial projections may not prove to be accurate and may vary materially. The reader should not place undue reliance on forward-looking statements, which speak only as of the date of this press release.
For more information see the company’s filings with the Securities and Exchange Commission. The company is not obligated to publicly release any revisions to forward-looking statements to reflect events after the date of this press release or unforeseen events. Although the company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

Condensed Consolidated Statements of Income

	Three months ended			Year ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2008	2008	2007	2008	2007
	(unaudited)	(unaudited)	(unaudited)
	(dollars in thousands, except share data)
Interest income:
Loan interest	$286,279	304,226	437,128	1,224,678	1,755,064
Variable rate floor income	—	1,580	2,416	42,325	3,013
Amortization of loan premiums and deferred origination costs	(21,036)	(21,338)	(23,878)	(90,620)	(91,020)
Investment interest	8,084	9,118	18,988	37,998	80,219

Total interest income	273,327	293,586	434,654	1,214,381	1,747,276

Interest expense:
Interest on bonds and notes payable	234,868	234,016	390,399	1,026,489	1,502,662

Net interest income	38,459	59,570	44,255	187,892	244,614
Less provision for loan losses	7,000	7,000	4,550	25,000	28,178

Net interest income after provision for loan losses	31,459	52,570	39,705	162,892	216,436

Other income:
Loan and guaranty servicing income	22,526	30,633	32,953	104,176	128,069
Other fee-based income	46,082	45,887	44,572	178,699	160,888
Software services income	3,892	4,217	5,647	19,757	22,669
Other income	462	1,242	1,564	4,760	15,612
Gain (loss) on sale of loans	(3,988)	—	309	(51,414)	3,597
Derivative market value, foreign currency, and put option adjustments	46,348	6,085	14,940	10,827	26,806
Derivative settlements, net	9,668	789	11,577	55,657	18,677

Total other income	124,990	88,853	111,562	322,462	376,318

Operating expenses:
Salaries and benefits	41,262	44,739	54,621	183,393	236,631
Other expenses	62,413	52,332	59,256	212,157	219,048
Amortization of intangible assets	6,511	6,598	6,412	26,230	30,426
Impairment expense	—	—	—	18,834	49,504

Total operating expenses	110,186	103,669	120,289	440,614	535,609

Income before income taxes	46,263	37,754	30,978	44,740	57,145

Income tax expense	16,103	13,969	11,810	17,896	21,716

Income from continuing operations	30,160	23,785	19,168	26,844	35,429

Income (loss) from discontinued operations, net of tax	837	—	(159)	1,818	(2,575)

Net income	$30,997	23,785	19,009	28,662	32,854

Earnings per share, basic and diluted:
Income from continuing operations	$0.61	0.48	0.39	0.54	0.71
Income (loss) from discontinued operations, net of tax	0.02	—	—	0.04	(0.05)

Net income	$0.63	0.48	0.39	0.58	0.66

Weighted average shares outstanding	49,075,755	49,176,436	49,047,048	49,099,967	49,618,107

Condensed Consolidated Balance Sheets and Financial Data

	As of	As of	As of
	December 31,	September 30,	December 31,
	2008	2008	2007
	(unaudited)
	(dollars in thousands)
Assets:
Student loans receivable, net	$25,413,008	26,376,269	26,736,122
Unrestricted cash and liquid investments	189,847	325,007	111,746
Restricted cash, cash equivalents, and investments	1,158,257	1,129,874	1,009,092
Goodwill	175,178	175,178	164,695
Intangible assets, net	77,054	83,565	112,830
Other assets	841,553	880,122	1,028,298

Total assets	$27,854,897	28,970,015	29,162,783

Liabilities:
Bonds and notes payable	$26,787,959	28,004,835	28,115,829
Other liabilities	423,712	355,450	438,075

Total liabilities	27,211,671	28,360,285	28,553,904

Shareholders’ equity	643,226	609,730	608,879

Total liabilities and shareholders’ equity	$27,854,897	28,970,015	29,162,783